Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS PRELIMINARY THIRD QUARTER NET
BROADCAST REVENUE RESULTS

BALTIMORE (October 13, 2008) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported preliminary net broadcast revenue results for the three months ended September 30, 2008.  On September 22, 2008, the Company revised its third quarter outlook for net broadcast revenues to be approximately flat to third quarter 2007 net broadcast revenues of $149.4 million, including $8.0 million of political advertising revenues.  We now report that preliminary results for the third quarter 2008 reflect net broadcast revenues of $150.1 million, including $8.7 million in political advertising revenues.

David Smith, President and CEO of Sinclair, commented, “The deepening economic turmoil that has recently thrown the financial markets into a state of crisis, diminished equity market values, dried up liquidity, and slowed advertising spending levels, has caused us to reconsider our value opportunities.  During the third quarter, we repurchased in the open market 2.7 million shares of our class A common stock, $22.3 million face value of our 8% senior subordinated notes and $12.0 million face value of our 6% subordinated convertible bonds.”

Mr. Smith continued, “Due to the on-going volatility in the marketplace and its impact on advertising budgets, we are expecting net broadcast revenues for the fourth quarter 2008 to be down mid to high single digit percents as compared to the fourth quarter 2007.  During the fourth quarter, we are expecting to receive an approximate $17.2 million Federal income tax cash refund.  While we invested $11.4 million, net of cash distributions, in various ventures in the third quarter and expect to invest approximately $27 million in the fourth quarter, we are reducing our expectations for additional investments in 2009.”

The Company will provide more detailed 2008 guidance when it releases its final third quarter results on November 5, 2008.

Sinclair Conference Call:

The senior management of Sinclair will release its final third quarter 2008 results on November 5, 2008 and will hold a conference call to discuss its third quarter 2008 results on Wednesday, November 5, 2008, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.